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                                  EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

    We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 of our report dated March 10, 2000, except as to Note 13, which is as of June 21, 2000, with respect to the consolidated balance sheets of Atmosphere Networks, Inc. and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1999, which report appears in the Current Report on Form 8-K/A of Ditech Communications Corporation dated September 12, 2000. We also consent to the reference to us under the heading "Experts" in such Amendment to Registration Statement.

                                          /s/ KPMG LLP

Mountain View, California
September 12, 2000